Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-157386 and 333-157386-01

NOTES | DEPOSITS | WARRANTS

Fixed Upside Return Notes Citigroup Funding Inc. Medium-Term Notes, Series D Any Payments Due from Citigroup Funding Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.	290,000 Fixed Upside Return Notes Based Upon the iShares® Russell 2000 Index Fund Due August 5, 2010 $10.00 per Note

OFFERING SUMMARY

(Related to the Pricing Supplement, No. 2009-MTNDD407 Dated July 23, 2009)

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and related prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and related prospectus supplement in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and related prospectus supplement by calling toll-free 1-877-858-5407.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

July 23, 2009

2  |  Fixed Upside Return Notes

Fixed Upside Return Notes

Based Upon the iShares® Russell 2000 Index Fund Due August 5, 2010

This offering summary represents a summary of the terms and conditions of the Fixed Upside Return Notes Based Upon the iShares® Russell 2000 Index Fund Due August 5, 2010. It is important for you to consider the information contained in this offering summary, the related pricing supplement, as well as the related prospectus supplement and prospectus, before making your decision to invest in the Notes. The description of the Notes below supplements the description of the general terms of the Notes set forth in the pricing supplement. Capitalized terms used in this offering summary and not defined under “Final Terms” below have the meanings given them in the pricing supplement.

Overview of the Fixed Upside Return Notes

General

The Fixed Upside Return Notes Based Upon the iShares® Russell 2000 Index Fund Due August 5, 2010 (the “Notes”) are investments linked to an exchange-traded fund that offer a potential return at maturity that depends on whether the Ending Price of the Underlying Equity is greater than, equal to or less than its Starting Price. The Notes are not principal protected and do not pay periodic interest. The Notes have a maturity of approximately one year and are issued by Citigroup Funding Inc. Some key characteristics of the Notes include:

■	Fixed Upside Return. The Notes offer investors a potential Fixed Upside Return of 17%. Thus,

■

If the Ending Price of the Underlying Equity is greater than or equal to its Starting Price, at maturity you will receive for each Note you hold the $10 principal amount per Note plus the product of (i) $10 and (ii) the Fixed Upside Return of 17% on the Notes. Therefore, because the Fixed Upside Return is limited to 17% of the principal amount of the Notes, in no circumstance will the amount you receive at maturity exceed $11.70, even if the Ending Price of the Underlying Equity exceeds its Starting Price by more than 17%.

■

If the Ending Price of the Underlying Equity is less than its Starting Price, at maturity you will receive for each Note you hold a fixed number of shares of the Underlying Equity equal to the Equity Ratio (or if you elect, the cash value of those shares based on the Ending Price of the Underlying Equity), in which event the amount per Note you receive at maturity will be less than the amount of your original investment in the Notes and could be zero (except under limited circumstances where you receive shares of the Underlying Equity and the Closing Price of the shares increases from the Valuation Date to maturity).

■

No Principal Protection. The Notes are not principal protected. If the Ending Price of the Underlying Equity is less than its Starting Price, you will participate fully in such decline and the value of the Notes at maturity will be less than the amount of your initial investment and could be zero (except under limited circumstances where you receive shares of the Underlying Equity and the Closing Price of the shares increases from the Valuation Date to maturity).

■

No Periodic Income Payments. The Notes do not offer current income, which means that you will not receive any periodic interest or other periodic payments on the Notes. You will not be entitled as a holder of the Notes to receive dividend payments or other distributions, if any, made on the Underlying Equity, unless and until you receive Underlying Equity at maturity. You will also not receive any dividend payments or other distributions, if any, on the stocks comprising the Russell 2000® Index, the index upon which the iShares® Russell 2000 Index Fund (the “Fund”) is based.

The Notes are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent

Fixed Upside Return Notes  |  3

company. The Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and as a result of the guarantee any payments due under the Notes at maturity will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the principal amount of your investment in the Notes at maturity is not guaranteed.

The Notes are not deposits or savings accounts, are not insured by the Federal Deposit Insurance Corporation (“FDIC”) or by any other governmental agency or instrumentality, and are not guaranteed by the FDIC under the Temporary Liquidity Guarantee Program.

Types of Investors

The Notes are not a suitable investment for investors who require regular fixed-income payments since no interest payments or investment returns, if any, will be paid during the term of the Notes. The Notes may be an appropriate investment for the following types of investors:

■

Investors possessing a moderate growth view on the Fund who are looking for a potential Fixed Upside Return on such underlying exchange-traded fund and who can withstand the risk of losing the principal amount of their investment.

■	Investors who seek to add an investment linked to an exchange-traded fund to further diversify their portfolio.

■	Current or prospective holders of exchange-traded funds benchmarked to the Russell 2000® Index or similar underlying index.

Commissions and Fees

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the Notes, will receive an underwriting fee of $0.225 for each $10.000 Note sold in this offering. Certain dealers, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, will receive from Citigroup Global Markets $0.200 from this underwriting fee for each Note they sell. Citigroup Global Markets will pay the Financial Advisors employed by Citigroup Global Markets and Morgan Stanley Smith Barney LLC, an affiliate of Citigroup Global Markets, a fixed sales commission of $0.200 for each Note they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Notes declines. You should refer to “Key Risk Factors for the Notes” below and “Risk Factors Relating to the Notes” and “Plan of Distribution” in the pricing supplement related to this offering for more information.

4  |  Fixed Upside Return Notes

Final Terms

Issuer:	Citigroup Funding Inc.
Security:	Fixed Upside Return Notes Based Upon the iShares® Russell 2000 Index Fund
Underlying Equity:	Shares of the iShares® Russell 2000 Index Fund (NYSE Arca symbol: ”IWM”)
Guarantee:	Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the Notes are not principal protected, you may receive a payment at maturity that is less than the amount you initially invest.
Rating of the Issuer’s Obligations:	As of July 23, 2009 A3/A (Moody’s/S&P) based upon the Citigroup Inc. guarantee and subject to change. Current ratings of the Issuer’s senior debt obligations can be found on the website of Citigroup Inc. under “Citi Credit Ratings” on the Investor page.
Principal Protection:	None
Principal Amount Issued:	$2,900,000
Pricing Date:	July 23, 2009
Issue Date:	July 28, 2009
Valuation Date:	August 2, 2010
Maturity Date:	August 5, 2010
Business Day:	A Business Day means a day, as determined by the Calculation Agent, other than a Saturday or Sunday on which commercial banks in New York City are open for business.
Issue Price:	$10.00 per Note
Coupon:	None
Amount Received at Maturity:

For each $10 Note:

(1) if the Ending Price of the Underlying Equity is greater than or equal to its Starting Price, the $10 principal amount per Note plus the product of (i) $10 and (ii) the Fixed Upside Return of 17% per Note.

(2) if the Ending Price of the Underlying Equity is less than its Starting Price, a fixed number of the shares of the Underlying Equity equal to the Equity Ratio (or, if you exercise your Cash Election Right, the cash value of those shares based on the Ending Price of the Underlying Equity).

Fixed Upside Return:	17%
Starting Price:	$54.53, which is the Closing Price of the Underlying Equity on the Pricing Date.
Ending Price:	The Closing Price of the Underlying Equity on the Valuation Date.
Cash Election Right:

You may elect to receive from Citigroup Funding for each Note you hold on the Maturity Date the cash value of the shares of the Underlying Equity you would otherwise be entitled to at maturity. If you elect to exercise the Cash Election Right you must provide timely notice of your election to your broker so that your broker can provide notice of your election to the trustee and the paying agent for the Note no sooner than 20 Business Days before the Maturity Date and no later than 5 Business Days before the Maturity Date.

You should refer to the section “Description of the Notes—Determination of the Amount to be Received at Maturity” in the pricing supplement for more information about the Cash Election Right.

Equity Ratio:	0.18339 shares of the Underlying Equity per Note, which is equal to $10 divided by the Starting Price.
Listing:	The Notes will not be listed on any exchange.

Underwriting Discount (including the Sales Commission described below) and Issue Price:		Per Note	Total
	Public Offering Price:	$10.00	$2,900,000
	Underwriting Discount:	$0.225	$ 65,250
	Proceeds to Citigroup Funding Inc.:	$9.775	$2,834,750
Sales Commission Earned:	$0.200 per Note for each Note sold by a Citigroup Global Markets or Morgan Stanley Smith Barney LLC Financial Advisor.
Calculation Agent:	Citigroup Global Markets Limited.
CUSIP Number:	17313T441.

Fixed Upside Return Notes  |  5

Benefits of the Notes

■	Potential Fixed Upside Return. If the Ending Price of the Underlying Equity is greater than or equal to its Starting Price, at maturity you will receive a Fixed Upside Return of 17%.

■	Diversification. The Notes are linked to the Fund and may allow you to diversify an existing portfolio mix of stocks, bonds, mutual funds and cash.

Key Risk Factors

An investment in the Notes involves significant risks. While some of these risks are summarized below, please review “Risk Factors Relating to the Notes” in the pricing supplement and the “Risk Factors” section of the accompanying prospectus supplement for a full description of risks.

■

Potential for Loss. The Notes are not principal protected. The amount you receive at maturity on the Notes will depend on whether the Ending Price of the Underlying Equity is greater than, equal to, or less than its Starting Price. If the Ending Price of the Underlying Equity is less than its Starting Price, the value of the Underlying Equity you receive at maturity (or if you elect, the cash value of those shares based on the Ending Price of the Underlying Equity) for each Note will be less than the $10 you pay for each Note and could be zero (except under limited circumstances where you receive shares of the Underlying Equity and the Closing Price of the shares increases from the Valuation Date to maturity), even if the price of the Underlying Equity exceeded the Starting Price at one or more times during the term of the Notes.

■

Appreciation Is Capped. The Notes will provide a potential Fixed Upside Return of 17% even though you will be subject to the full risk of a decline in the price of the Underlying Equity. Thus, because the Fixed Upside Return is limited to 17% of the principal amount of the Notes, in no circumstance will the amount you receive at maturity exceed $11.70, even if the Ending Price of the Underlying Equity exceeds its Starting Price by more than 17%. If the Ending Price of the Underlying Equity exceeds the Starting Price by an amount greater than 17%, the Notes will provide less opportunity for appreciation than an investment in a similar security that is directly linked to the appreciation of the Underlying Equity and is not subject to a fixed upside return or an investment directly in the stocks included in the Underlying Equity. (See the examples under “Hypothetical Amounts Payable at Maturity” below).

■

No Periodic Payments. You will not receive any periodic payments of interest or any other periodic payments on the Notes. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the Underlying Equity, and will have no rights with respect to the Underlying Equity as a holder of the Notes unless and until you receive Underlying Equity at maturity. You will also not receive any dividend payments or other distributions, if any, on the stocks comprising the Russell 2000® Index.

■

Potential for a Lower Comparable Yield. The Notes do not pay any periodic interest. As a result, if the Ending Price of the Underlying Equity is less than its Starting Price, the effective yield on the Notes will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

■

Relationship to the Fund. You will have no rights against the Fund, prior to receiving Underlying Equity at maturity, if applicable, even though you will receive Underlying Equity at maturity under some circumstances; and the market value of the Notes and the amount you will receive at maturity depends on the price of the Underlying Equity. The Fund is not involved in the offering of the Notes and has no obligation relating to the Notes. In addition, you will have no rights and will receive no dividends or other distributions with respect to the Underlying Equity, unless and until you receive Underlying Equity at maturity.

6  |  Fixed Upside Return Notes

■

The Trading Price of the Underlying Equity May Not Completely Track the Value of the Russell 2000® Index. Although the price of the Underlying Equity will seek to generally mirror the value of the Russell 2000® Index, the price of the Underlying Equity may not completely track the value of the Russell 2000® Index. The price of the Underlying Equity will reflect transaction costs and fees that are not included in the calculation of the Russell 2000® Index. Additionally, because the Fund may hold a small percentage of stocks other than the stocks included in the Russell 2000® Index, the Fund may not fully replicate the performance of the Russell 2000® Index.

■

Small-Capitalization Companies Risk Associated with the iShares® Russell 2000 Index Fund. The Russell 2000® Index measures the performance of the small-capitalization sector of the U.S. equity market. Stock prices of small-capitalization companies may be more volatile than those of larger companies and therefore the price of the Underlying Equity may increase or decrease by a greater percentage than those of funds that invest solely in stocks issued by larger-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the Fund to buy and sell them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies also generally have less diverse product lines than large-capitalization companies and are more susceptible to adverse developments related to their products.

■

Your Return on the Notes Will Not Reflect the Return You Would Realize if You Actually Owned the Stocks Included in the Russell 2000® Index. Your return on the Notes will not reflect the return you would realize if you actually owned the stocks included in the Russell 2000® Index and purchased by the Fund. Although the price of the Underlying Equity will seek to generally mirror the value of the Russell 2000® Index, the price of the Underlying Equity may not completely track the value of the Russell 2000® Index. The price of the Underlying Equity will reflect transaction costs and fees that are not included in the calculation of the Russell 2000® Index. As a result, the return on the Notes may be less than the return you would realize if you actually owned the stocks included in the Russell 2000® Index. In addition, if the dividend yield on those stocks increases, we expect that the market value of the Notes may decrease because the price of the Underlying Equity will decrease when the value of the dividend payments for those stocks purchased by the Fund are paid to holders of the Underlying Equity.

■

Exchange Listing and Secondary Market. The Notes will not be listed on any exchange. There is currently no secondary market for the Notes. Citigroup Global Markets and/or other of Citigroup Funding’s affiliated dealers currently intend, but will not be obligated, to make a market in the Notes. Even if a secondary market for the Notes does develop, it may not be liquid and may not continue for the term of the Notes. If the secondary market for the Notes is limited, there may be few buyers should you choose to sell your Notes prior to maturity and this may reduce the price you receive. You should be prepared to hold your Notes to maturity.

■

Resale Value of the Notes May be Lower Than Your Initial Investment. Due to, among other things, changes in the prices of and dividend yields on the stocks included in the Russell 2000® Index, interest rates, the earnings performance of the issuers of the stocks included in the Russell 2000® Index, other economic conditions and Citigroup Funding and Citigroup Inc.’s perceived creditworthiness, the Notes may trade, if at all, at prices below their initial issue price of $10 per Note. You could receive substantially less than the amount of your initial investment upon any resale of your Notes.

■

Fees and Conflicts. Citigroup Global Markets and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the Notes. Further, we expect to hedge our obligations under the Notes one or more of our affiliates. This hedging activity will likely involve trading in the Underlying Equity, one or more of the stocks included in the Russell 2000® Index or in other instruments, such as options, swaps or futures, based upon the Underlying Equity or such stocks. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Global Markets’ role as the Calculation Agent for the Notes may result in a conflict of interest.

Fixed Upside Return Notes  |  7

■

The United States Federal Income Tax Consequences of the Notes are Uncertain. No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. It is currently unclear in what manner Section 1260 of the Internal Revenue Code of 1986 would apply to recharacterize any gains realized in respect of the Notes. Although the matter is not clear, it is possible that a portion of long-term capital gains, if any, realized by you in respect of the Notes could be recharacterized as ordinary income and that the deemed underpayment of tax with respect to the deferral of such ordinary income could be subject to an interest charge. No ruling is being requested from the Internal Revenue Service with respect to the Notes and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain U.S. Federal Income Tax Considerations” in this Offering Summary or under “What Are the United States Federal Income Tax

Consequences of Investing in the Notes?” and “Certain United States Federal Income Tax Considerations” in the pricing supplement related to this offering. It is also possible that future U.S. legislation, regulations or other IRS guidance would require you to accrue income on the Notes on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the Notes in another manner that significantly differs from the agreed-to treatment discussed under “Certain U.S. Federal Income Tax Considerations” in this Offering Summary and under “What Are the United States Federal Income Tax Consequences of Investing in the Notes?” and “Certain United States Federal Income Tax Considerations” in the pricing supplement related to this offering, and that any such guidance could have retroactive effect.

■	Citigroup Inc. Credit Risk. The Notes are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Notes.

Certain U.S. Federal Income Tax Considerations

The following summarizes certain federal income tax considerations for U.S. investors (“U.S. Holders”) and certain non-U.S. investors described below that are initial holders of the Notes and that hold the Notes as capital assets.

For U.S. federal income tax purposes, the Notes generally should be treated as a cash-settled capped prepaid forward contract, on the value of the iShares® Russell 2000 Index Fund on the Valuation Date, pursuant to which forward contract, at maturity the U.S. Holder will receive the cash value of the iShares® Russell 2000 Index Fund subject to certain adjustments. The amounts invested by a U.S. Holder should be treated as a cash deposit that will be used to satisfy the holder’s obligation under the Note. Thus a U.S. Holder’s tax basis in a Note generally will equal the holder’s cost for that Note. Under the above characterization, at maturity or upon the sale or other taxable disposition of a Note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount the U.S. Holder receives and the holder’s tax basis in the Notes. Subject to the discussion below regarding the possible characterization of some gains as ordinary income under Section 1260 of the Internal Revenue Code of 1986 (“Section 1260”), such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the Notes for more than one year at the time of disposition. Although the matter is not clear, it is possible that a portion of long-term capital gains realized by you in respect of the Notes could be recharacterized as ordinary income (and therefore as ineligible for preferential tax rates) and that the deemed underpayment of tax with respect to the deferral of such ordinary income could be subject to an interest charge. This possibility arises from the fact that the Notes are likely to constitute a “constructive ownership” transaction within the meaning of Section 1260.

No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. Accordingly, a prospective investor (including a tax-exempt investor) in the Notes should consult his or her tax advisor in determining the tax consequences of an investment in the Notes, including the application of State, Local or other tax laws and the possible effects of changes in Federal or other tax laws.

It is also possible that future regulations or other IRS guidance would require you to accrue income on the Notes on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the Notes in

8  |  Fixed Upside Return Notes

another manner that significantly differs from the agreed-to treatment discussed above. The IRS and U.S. Treasury Department issued a notice (the “Notice”) that requests public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, which include financial instruments similar to the Notes. The Notice contemplates that such instruments may become subject to taxation on a current accrual basis under one or more possible approaches, including a mark-to-market methodology; a regime similar to the Contingent Payment Regulations; categorization of prepaid forward contracts as debt; and treatment of prepaid forward contracts as “constructive ownership” transactions discussed above. The Notice also contemplates that all (or significant portions) of an investor’s returns under prepaid forward contracts could be taxed at ordinary income rates (as opposed to capital gains rates). It is currently impossible to predict what guidance, if any, will be issued as a result of the Notice, and whether any such guidance could have retroactive effect.

In addition, legislation has been introduced for consideration in the United States Congress that, if enacted into law, would require current accrual of interest income on prepaid derivative contracts with a term of more than one year (which would include financial instruments similar to the Notes) acquired after the date of the legislation’s enactment. The legislation also would implement special income accrual rules for publicly traded prepaid derivative contracts. The schedule for consideration of this legislation and the outcome of the legislative process currently is uncertain.

Any capital gain realized by a holder that is not a U.S. person (“Non-U.S. Holder”) upon the sale or other disposition of the Notes should not be subject to U.S. federal income tax if:

■	such gain is not effectively connected with a U.S. trade or business of such holder, and

■

in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

In the Notice discussed above, the IRS and U.S. Treasury Department specifically question whether, and to what degree, payments (or deemed accruals) in respect of a prepaid forward contract should be subject to withholding. Accordingly, it is possible that future guidance could be issued as a result of the Notice requiring us to withhold on payments made to non-U.S. Holders under the Notes.

You should refer to the pricing supplement related to this offering for additional information relating to U.S. federal income tax and should consult your own tax advisors to determine tax consequences particular to your situation.

Description of the iShares® Russell 2000 Index Fund

General

iShares Trust

According to publicly available documents, the iShares® Russell 2000 Index Fund is one of numerous separate investment portfolios called “Funds” which make up iShares Trust, a registered investment company. iShares Trust is currently subject to the informational requirements of the Securities Exchange Act and the Investment Company Act. Accordingly, iShares Trust files reports (including its Semi-Annual Report to shareholders on Form N-CSRS for the six-month period ended January 31, 2009) and other information with the SEC. iShares Trust’s reports and other information are available to the public from the SEC’s website at http://www.sec.gov or may be inspected and copied at the SEC’s Public Reference Room at the location listed in the section “Prospectus Summary–Where You Can Find More Information” in the accompanying prospectus.

The iShares® Russell 2000 Index Fund

The iShares® Russell 2000 Index Fund (the “Fund”) seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of equity securities of the small-capitalization segment of the U.S. equity market as measured by the Russell 2000® Index. As of July 22, 2009, the Fund’s three largest holdings were Polycom, Inc., Palm, Inc. and Onyx Pharmaceuticals, Inc. and its three largest sectors were financial services, consumer discretionary and technology.

Barclays Global Fund Advisors (“BGFA”) is the investment adviser to the Fund. The shares of the Fund are listed under the symbol “IWM” on the NYSE Arca.

Fixed Upside Return Notes  |  9

The Fund uses a “Representative Sampling” strategy to try to track the Russell 2000® Index, which means it invests in a representative sample of securities in the Russell® 2000 Index, which have a similar investment profile as the Russell 2000® Index. Securities selected have aggregate investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Russell 2000® Index. The Fund generally invests at least 90% of its assets in the securities of the Russell 2000® Index. The Fund may invest the remainder of its assets in other securities, including securities not in the Russell 2000® Index, futures contracts, options on futures contracts, other types of options and swaps related to the Russell 2000® Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BGFA or its affiliates.

The Fund’s top portfolio holdings can be found on iShares® website. Funds like the Fund that use Representative Sampling generally do not hold all of the securities that are included in the relevant underlying index. Fund fact sheets which provide information regarding the Fund’s top holdings may be requested by calling 1-800-iShares.

None of Citigroup Funding nor Citigroup Inc. has participated in the preparation of iShares Trust’s publicly available documents and neither has made any due diligence investigation or inquiry of iShares Trust in connection with the Fund or the offering of the Notes. No representation is made that the publicly available information about iShares Trust or the Fund is accurate or complete.

The Notes represent obligations of Citigroup Funding and Citigroup Inc. only. iShares Trust is not involved in any way in this offering and has no obligation relating to the Notes or to holders of the Notes.

The Russell 2000® Index

We have derived all information contained regarding the Russell 2000® Index, including without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Russell Investment Group. The Russell 2000® Index was developed by Russell Investment Group and is calculated, maintained and published by Russell Investments (“Russell”), a subsidiary of Russell Investment Group. We make no representation or warranty as to the accuracy or completeness of such information.

The Russell 2000® Index is published by Russell and is intended to provide a comprehensive and unbiased barometer of the small-cap segment of the U.S. equity universe. The Russell 2000® Index is completely reconstituted annually to ensure larger stocks do not distort the performance and characteristics of the true small-cap equities. Since September 2004, eligible initial public offerings (“IPOs”) of stock have also been added to the Russell 2000® Index at the end of each calendar quarter in order to ensure new additions to the investing opportunity set are reflected in the index. The Russell 2000® Index includes the smallest 2000 securities, according to market capitalization, in the Russell 3000E™ Index.

As of June 30, 2009, the largest five sectors represented by the Russell 2000® Index were Financial Services, Technology, Health Care, Consumer Discretionary and Producer Durables. Real-time dissemination of the value of the Russell 2000® Index by Reuters began in December 1986.

THE RUSSELL 2000® INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE RETURN ON THE NOTES WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

For more information on the Russell 2000® Index, which the Fund seeks to generally track, see “Description of the iShares® Russell 2000 Index Fund — Russell 2000® Index” in the pricing supplement.

10  |  Fixed Upside Return Notes

Historical Data on the iShares® Russell 2000 Index Fund

The following table sets forth the high and low closing prices of the shares of the Fund and dividends paid per share of the Fund for each quarter from January 2, 2004 through July 23, 2009. These historical data on the Fund are not indicative of the future performance of the

Fund or what the value of the Notes may be. Any historical upward or downward trend in the value of the Fund during any period set forth below is not an indication that the Fund is more or less likely to increase or decrease at any time during the term of the Notes.

	High	Low	Dividend
2004
Quarter
First	$60.20	$55.37	$0.00000
Second	$60.56	$52.76	$0.10448
Third	$59.03	$51.34	$0.28465
Fourth	$65.33	$56.04	$0.20556
2005*
Quarter
First	$65.21	$59.93	$0.27407
Second	$64.65	$56.50	$0.14641
Third	$68.52	$63.45	$0.19774
Fourth	$69.16	$61.05	$0.26094
2006
Quarter
First	$76.24	$66.05	$0.16867
Second	$78.02	$66.55	$0.10519
Third	$73.57	$66.35	$0.00000
Fourth	$79.76	$70.68	$0.56025
2007
Quarter
First	$82.44	$75.15	$0.15352
Second	$85.17	$79.15	$0.00000
Third	$85.74	$73.24	$0.15900
Fourth	$84.89	$72.99	$0.19498
2008
Quarter
First	$76.50	$64.10	$0.37767
Second	$76.18	$68.24	$0.00000
Third	$84.99	$64.52	$0.40664
Fourth	$67.35	$37.13	$0.36097
2009
Quarter
First	$51.91	$34.27	$0.14053
Second	$53.79	$41.12	$0.00000
Third (through July 23)	$54.82	$47.27	$0.18071

*	The 2-for-1 split of the shares of the Fund became effective on June 8, 2005. The Closing Prices of the shares of the Fund have been adjusted to reflect this split.

The Closing Price of the shares of the Fund on July 23, 2009 was $54.53.

Fixed Upside Return Notes  |  11

Graph of Historical Closing Prices

The following graph sets forth the daily Closing Price of the shares of the Fund, as reported by Bloomberg, from January 2, 2004 through July 23, 2009. Past performance of the shares of the Fund is not indicative of future Closing Prices.

The 2-for-1 split of the shares of the Fund became effective on June 8, 2005. The Closing Prices of the shares of the Fund have been adjusted to reflect this split.

License Agreement

iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”). BGI has licensed certain trademarks and trade names of BGI to Citigroup Global Markets Inc. and its affiliates. The Notes are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

12  |  Fixed Upside Return Notes

Hypothetical Amounts Payable at Maturity

The examples below show hypothetical amounts you could receive on the Notes at maturity for a range of Ending Prices of the Underlying Equity. The examples of hypothetical amounts you could receive at maturity set forth below are intended to illustrate the effect of different Ending Prices of the Underlying Equity on the amount you could receive on the Notes at maturity. All of the hypothetical examples are based on the following assumptions:

■	Issue Price: $10.00 per Note

■	Starting Price: $50.00

■	Fixed Upside Return: 19.50%

■	The Closing Price of the Underlying Equity on the Maturity Date is the same as the Closing Price on the Valuation Date.

■	Annualized dividend yield of the Underlying Equity: 1.10%

■	Maturity: 1 year

■	Equity Ratio: 0.20000 shares of the Underlying Equity

■	When applicable, the holder of the Notes will not elect to receive the cash value of the shares of Underlying Equity equal to the Equity Ratio.

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual amount you receive at maturity will depend on the actual Starting Price, Ending Price and the Fixed Upside Return.

Table of Hypothetical Payments at Maturity(1)

Hypothetical Ending Price	Hypothetical Total Return On Underlying Equity(2)	Hypothetical Total Return On Notes(3)	Will the Holders of Notes Receive 0.20000 Shares (Hypothetical Equity Ratio) of Underlying Equity?	Maturity Value if Holders of Notes Receive Shares of Underlying Equity(4)	Payment at Maturity if Holders of Notes Receive Cash(5)
0.00	-98.90%	-100.00%	Yes	$0.00	N/A
25.00	-48.90%	-50.00%	Yes	$5.00	N/A
30.00	-38.90%	-40.00%	Yes	$6.00	N/A
35.00	-28.90%	-30.00%	Yes	$7.00	N/A
40.00	-18.90%	-20.00%	Yes	$8.00	N/A
41.25	-16.40%	-17.50%	Yes	$8.25	N/A
42.50	-13.90%	-15.00%	Yes	$8.50	N/A
43.75	-11.40%	-12.50%	Yes	$8.75	N/A
45.00	-8.90%	-10.00%	Yes	$9.00	N/A
46.25	-6.40%	-7.50%	Yes	$9.25	N/A
47.50	-3.90%	-5.00%	Yes	$9.50	N/A
48.75	-1.40%	-2.50%	Yes	$9.75	N/A
50.00	1.10%	19.50%	No	N/A	$11.95
51.25	3.60%	19.50%	No	N/A	$11.95
52.50	6.10%	19.50%	No	N/A	$11.95
53.75	8.60%	19.50%	No	N/A	$11.95
55.00	11.10%	19.50%	No	N/A	$11.95
56.25	13.60%	19.50%	No	N/A	$11.95
57.50	16.10%	19.50%	No	N/A	$11.95
58.75	18.60%	19.50%	No	N/A	$11.95
60.00	21.10%	19.50%	No	N/A	$11.95
65.00	31.10%	19.50%	No	N/A	$11.95
70.00	41.10%	19.50%	No	N/A	$11.95
75.00	51.10%	19.50%	No	N/A	$11.95
100.00	101.10%	19.50%	No	N/A	$11.95

Fixed Upside Return Notes  |  13

(1)	If the Notes are purchased or sold in the secondary market, the hypothetical returns of the table will not apply.
(2)	Assumes dividend yield on the stocks of the Russell 2000® Index or on the Underlying Equity is not compounded annually and not re-invested.
(3)	Holders of Notes will not receive any dividend payments or distributions on the stocks included in the Russell 2000® Index or on the Underlying Equity.
(4)	0.20000 shares of Underlying Equity per Note, having a market value equal to 0.20000 multiplied by the Ending Price.
(5)	$10.00 multiplied by the Fixed Upside Return.

ERISA and IRA Purchase Considerations

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Notes as long as either (A)(1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the Notes or renders investment advice with respect to those assets and (2) such plan or retirement account is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney or a

14  |  Fixed Upside Return Notes

family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Notes by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the pricing supplement related to this offering for more information.

Supplemental Plan of Distribution

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets $2,900,000 principal amount of the Notes (290,000 Notes) for $9.775 per Note, any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement and some of the Notes to certain dealers, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, at the public offering price less a concession of $0.200 per Note. Citigroup Global Markets may allow, and these dealers may reallow, a concession of $0.200 per Note on sales to certain other dealers. Citigroup Global Markets will pay the Financial Advisors employed by Citigroup Global Markets and Morgan Stanley Smith Barney LLC, an affiliate of Citigroup Global Markets, a fixed sales commission of $0.200 for each Note they sell. If all of the Notes are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

WARNING TO INVESTORS IN HONG KONG ONLY: The contents of this offering document have not been reviewed by any regulatory authority in Hong Kong. Investors are advised to exercise caution in relation to the offer. If Investors are in any doubt about any of the contents of this offering document, they should obtain independent professional advice.

This offer is not being made in Hong Kong, by means of any document, other than (1) to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent); (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO.

There is no advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by,

the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to the persons or in the circumstances described in the preceding paragraph.

WARNING TO INVESTORS IN SINGAPORE ONLY: This offering document has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of the Singapore Statutes (the Securities and Futures Act). Accordingly, neither this offering document nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than in circumstances where the registration of a prospectus is not required and thus only (1) to an institutional investor or other person falling within section 274 of the Securities and Futures Act, (2) to a relevant person (as defined in section 275 of the Securities and Futures Act) or to any person pursuant to section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in section 275 of that Act, or (3) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. No person receiving a copy of this document may treat the same as constituting any invitation to him/her, unless in the relevant territory such an invitation could be lawfully made to him/her without compliance with any registration or other legal requirements or where such registration or other legal requirements have been complied with. Each of the following relevant persons specified in Section 275 of the Securities and Futures Act who has subscribed for or purchased Notes, namely a person who is:

(a)	a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or

(b)	a trust (other than a trust the trustee of which is an accredited investor) whose sole purpose is to hold investments and of which each beneficiary is an individual who is an accredited investor,

Fixed Upside Return Notes  |  15

should note that securities of that corporation or the beneficiaries’ rights and interest in that trust may not be transferred for 6 months after that corporation or that trust has acquired the Notes under Section 275 of the Securities and Futures Act pursuant to an offer made in reliance on an exemption under Section 275 of the Securities and Futures Act unless:

(i)	the transfer is made only to institutional investors, or relevant persons as defined in

Section 275(2) of that Act, or arises from an offer referred to in Section 275(1A) of that Act (in the case of a corporation) or in accordance with Section 276(4)(i)(B) of that Act (in the case of a trust);

(ii)	no consideration is or will be given for the transfer; or

(iii)	the transfer is by operation of law.

Additional Considerations

If the Closing Price of the Underlying Equity is not available on the Valuation Date, the Calculation Agent may determine the Ending Price in accordance with the procedures set forth in the pricing supplement related to this offering. You should refer to the section “Description of the Notes—Determination of the Amount To Be Received at Maturity” in the pricing supplement for more information. If the shares of the Underlying Equity are delisted or trading in the shares is suspended, the Calculation Agent may select successor or substitute securities and the price of successor or substitute securities will be substituted for all purposes, including determining the Starting Price and the Ending Price. If the Fund is liquidated or otherwise terminated, the closing price of the shares of the Underlying Equity will be determined by the Calculation Agent by reference to the Russell 2000® Index or a successor index or, if no successor index is available, in accordance with the procedures last used to calculate the Russell 2000® Index. You should refer to the section “Description of the Notes —Delisting or Suspension of Trading in the Underlying Equity; Termination of the Russell 2000® Index” in the pricing supplement for more information. The Calculation Agent may alter the method of calculation of the Russell 2000® Index or any successor index in certain situations. You should refer to the section “Description of the Notes—Alteration of Method of Calculation” in the pricing supplement for more information. The Calculation Agent may adjust the Starting Price in certain situations. You should refer to the section “Description of the Notes—Dilution Adjustments” in the pricing supplement for more information.

In case of default in payment at maturity of the Notes, the Notes will bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the Maturity Date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 2.75% per annum on the unpaid amount (or the cash equivalent of the unpaid amount) due.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform with the requirements set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority.

Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion are NOT permitted to purchase the Notes, either directly or indirectly.

The Notes represent obligations of Citigroup Funding Inc. only. The iShares® Russell 2000 Index Fund is not involved in any way in the offering and has no obligations relating to the Notes or to the holders of the Notes. iShares® is a registered trademark of Barclays Global Investors, N.A. (which we refer to as BGI). BGI has licensed certain trademarks and trade names of BGI to Citigroup Global Markets and its affiliates. The Notes are not sponsored, endorsed, sold or promoted by BGI. BGI makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BGI has no obligation or liability in connection with the operation, marketing or sale of the Notes.

CitiFirst is the family name for Citi’s offering of financial investments including notes, deposits and certificates. Tailored to meet the needs of a broad range of investors, these investments fall into three categories, each with a defined level of principal protection.

Five symbols represent the assets underlying CitiFirst Investment products. When depicting a specific product, the relevant underlying asset will be shown as a symbol on the cube.

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